Exhibit 99.1

December 4, 2012

RealNetworks Appoints Michael T. Galgon to Board of Directors

SEATTLE, December 4, 2012 — RealNetworks, Inc. (Nasdaq: RNWK) today announced that Michael T. Galgon has been appointed to the company’s Board of Directors.

“Mike is one of the more accomplished technology entrepreneurs in Seattle’s history,” said Rob Glaser, RealNetworks’ Chairman and interim CEO. “We look forward to tapping into his deep understanding of digital media, advertising, and e-commerce as we revitalize RealNetworks and return the company to the forefront of digital media.”

In 1997, Mr. Galgon, 45, co-founded aQuantive Inc., and played a leadership role in the company for a decade. aQuantive was purchased by Microsoft Corp. in 2007 for approximately $6 billion. He served as Chief Advertising Strategist for Microsoft from August 2007 until January 2009. Mr. Galgon has served as a director of Market Leader, Inc. (formerly HouseValues, Inc.) since April 2010. Mr. Galgon holds an M.B.A. from the Harvard Business School and an A.B. in economics from Duke University.

“RealNetworks has tremendous technology assets and human capital as well as the financial capability to vigorously pursue emerging opportunities in digital media,” said Mr. Galgon. “I look forward to working with the management team and the rest of the board of RealNetworks as Real develops great new products and services that create shareholder value.”

With Mr. Galgon’s appointment, the number of directors on RealNetworks’ Board remains at seven.

About RealNetworks

RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com/about-us.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

Forward Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to RealNetworks’ prospects for future value creation. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and, from time to time, in other reports filed by RealNetworks with the Securities and Exchange Commission. Actual results may differ materially from estimates under different assumptions or conditions. RealNetworks assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

Contact:

Marj Charlier

VP-IR at RealNetworks

206-225-6785